SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between HUBERT A.J. WHYTE (“Employee”) and NETWORK EQUIPMENT TECHNOLOGIES, INC. (the “Company”).

1.

Employee was employed by the Company as Chief Executive Officer at its Fremont, California, USA, facility until July 19, 2005, when Employee’s employment terminated (the “Termination Date”).  Regardless of whether Employee accepts this Agreement, Employee has been or will be paid all accrued salary and vacation owed through the Termination Date; and will receive notice of the right to continue Employee’s health insurance pursuant to COBRA.

2.

In consideration of Employee’s acceptance of this Agreement, and subject to applicable tax withholdings and deductions,

(a) The Company shall continue, for a period of twenty-four (24) months following the Termination Date (the “Payment Continuation Period”), to pay Employee’s current base salary (US$400,000 per annum) on the Company’s regular payroll schedule (the “Continuation Payments”).

(b) Employee shall continue to receive the Company’s then-effective standard medical, dental, vision and EAP insurance benefits (the “Continuation Benefits”) during the Payment Continuation Period. From and after the Termination Date, Employee shall not receive or participate in any other benefits or benefit plans of the Company, such as life insurance, and shall not accrue vacation.

(c) Employee’s outstanding stock options shall continue to vest during the Payment Continuation Period, and any outstanding stock options that would otherwise vest after the Payment Continuation Period shall be immediately vested and exercisable as of the Termination Date. All such presently vested options, and unvested options once vested, shall be exercisable at any time up to the last day of the Payment Continuation Period.

(d) During the Payment Continuation Period, Employee shall not (i) be involved with, as a partner, employee, consultant, director, owner or otherwise (except as a passive investor of less than five percent (5%) of total debt and equity), any entity whose core business involves the development or marketing of networking products that are voice-over-IP (VoIP) gateways or time division multiplexing (TDM) networking equipment (a “Competing Activity”), nor (ii) solicit the services of any person who is then in the employ of the Company (“Solicitation”). If Employee engages in any Competing Activity or Solicitation, Employee shall not thereafter be entitled to any further Continuation Payments or Continuation Benefits, and no then-unvested stock options shall thereafter become vested and exercisable.

3.

In consideration of the Company’s acceptance of this Agreement, and on behalf of Employee and Employee’s representatives, heirs, executors, successors, administrators, and assignees, and each of them, Employee hereby completely releases and forever discharges the Company from all claims, rights, demands, actions, obligations, liabilities, debts and causes of action of any and every kind, nature and character whatsoever, known or unknown, which Employee may now have or have ever had against the Company and its parents, affiliates, subsidiaries, directors, officers, employees, agents, insurers, and attorneys (the ”Released Claims”).  The Released Claims include, and are not limited to, all claims arising from or in any way connected with Employee’s employment by the Company or the termination of that employment; all claims arising under (as amended) the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. sections 1981 through 1988, the Employee Retirement Income Security Act of 1974, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, and the common law of contract and tort; and any claim for costs and attorneys’ fees.  The Released Claims also include any claims filed with or submitted to any court of law or administrative agency by Employee or any representative on Employee’s behalf.

4.

Employee’s release of claims set forth in paragraph 3 is intended to release all claims, whether or not known by Employee.  Employee therefore waives the protection of California Civil Code 1542 or any analogous law.  Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5.

Employee will not initiate or cause to be initiated against the Company any compliance review, suit, action, investigation, or proceeding of any kind, or participate in same, individually or as a representative or member of a class, whether under any contract (express or implied) or otherwise, or under any law or regulation, whether federal, state, or local, pertaining in any way to any Released Claim, unless Employee is required to do so by law.

6.

Employee acknowledges that for the purpose of avoiding any future claim or controversy involving alleged retaliation, Employee will not seek to be re-employed by the Company or any affiliate of the Company and forsakes any right to be re-employed by those entities.

7.

Employee represents and warrants that Employee does not have in Employee’s possession, and has not failed to return to the Company, (a) any records, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of the foregoing, or other documents or material, or (b) any equipment or other property belonging to the Company or any of its subsidiaries or employees except the following:

(write ”None“ if appropriate)

Employee will provide make, model, serial number and the Company asset tag number for any equipment described above within two (2) weeks of Employee’s execution of this Agreement.  The above identified items will be returned as follows:

8.

Employee represents and warrants that Employee has complied with and will continue to comply with all terms of the Company’s Employee Proprietary or Confidential Information and Inventions Agreement, including, without limitation, refraining from soliciting the Company employees; reporting to the Company any inventions (as defined therein) conceived or made by Employee; and preserving as confidential all trade secrets, confidential information, knowledge, data or other confidential information relating to products, processes, know-how, designs, formulas, test data, customer lists, customer information, employees, the abilities of employees or other confidential subject matter pertaining to any business of the Company or any of its clients, customers, licensees or affiliates.

9.

The Company’s execution of this Agreement and making payments under it to Employee will not be deemed or construed at any time or for any purpose as an admission of liability or wrongdoing by the Company.  Liability for any and all claims is expressly denied by the Company.  Each of the releases, waivers and other provisions of this Agreement are material inducements to the Company for entering into this Agreement and the breach of any of them will entitle the Company to obtain all legal and equitable remedies.

10.

Employee will fully cooperate in any internal Company or external investigations or litigation concerning or relating to the Company or any of the Company's or Employee’s activities during the time that Employee was employed by or serving as a consultant to the Company.  Employee will promptly inform the Company of any formal or informal requests for information or cooperation that may concern or relate to the Company’s interests in connection with any such investigation or litigation.

11.

Employee acknowledges that Employee has been given at least twenty-one (21) days to review this Agreement and has been advised to consult counsel of Employee’s own choice about it; that Employee understands the terms and effect of this Agreement; and that Employee enters into it knowingly and voluntarily.  Employee further acknowledges that once Employee signs this Agreement, Employee will have an additional seven (7) days in which to revoke Employee’s acceptance of this Agreement, which may be done by means of written notice to the Company’s President and Chief Executive Officer.  Once the seven-day revocation period passes without a timely revocation by Employee, this Agreement will become final and effective.

12.

In the event of death of the Employee during the Payment Continuation Period, the obligation of the Company to make the Continuation Payments shall not be affected but the obligation of the Company to provide the Continuation Benefits shall cease. In the event of the death of the Employee or at any other time during the Payment Continuation Period, the Company may at its option pay in a lump sum the amount of Continuation Payments then remaining to be paid.

13.

This Agreement is the final embodiment of the agreement between Employee and the Company concerning its subject matter and supersedes all prior and contemporaneous related agreements, understandings and representations.

14.

This Agreement will be deemed to have been entered into in the State of California by residents of that state and will be construed and enforced in accordance with and governed by the laws of that state.

15.

Should any part, term, or provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions will not be affected and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release, except that if the release of claims set forth in paragraphs 3 and 4 be ruled illegal or invalid, the Company will be entitled to recover from Employee the payments made under this Agreement.

NETWORK EQUIPMENT

HUBERT A. J. WHYTE
TECHNOLOGIES, INC.

By:

  /s/ DIXON DOLL

  /s/ HUBERT A.J. WHYTE

Title:

  Chairman of the Board

Date:

  August 15, 2005

Date:    August 8, 2005